UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported):  February 2, 2011

BLACKSANDS PETROLEUM, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-51427	20-1740044
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25025 I-45 N., Ste. 410, The Woodlands, TX 77380
(Address of principal executive offices)

Registrant’s telephone number, including area code: (713) 554-4491

Copy of correspondence to:

Marc J. Ross, Esq.
James M. Turner, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Tel:  (212) 930-9700   Fax:  (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.
Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 2, 2011, Blacksands Petroleum, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with six accredited investors (the “Investors”), providing for the sale by the Company to the Investors of an aggregate of (i) 8% debentures in the principal amount of $1,370,000 (the “Debentures”) and (ii) warrants to purchase 456,667 shares of common stock of the Company (the “Warrants”).

The Debentures mature on the earlier of the (i) date the Company closes an offering that results in gross proceeds to the Company of at least $1,000,000 or (ii) first anniversary of the date of issuance (the “Maturity Date”) and bears interest at the annual rate of 8%.  The Company is not required to make any payments until the Maturity Date.  The Warrants are exercisable for a period of three years from the date of issuance and are exercisable into shares of common stock of the Company at an exercise price of $4.50 per share.

Each Investor has agreed to restrict its ability to exercise the Warrants and receive shares of the Company’s common stock such that the number of shares of common stock held by such Investor in the aggregate and its affiliates after such exercise does not exceed 4.99% of the then issued and outstanding shares of the Company’s common stock.

ITEM 9.01   Financial Statements and Exhibits.

(d)           Exhibits.

10.01	Form of Purchase Agreement, dated as of February 2, 2011
10.02	Form of Supplement #1 to Purchase Agreement
10.03	Form of Debenture, issued February 2, 2011
10.04	Form of Warrant, issued February 2, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKSANDS PETROLEUM, INC.

Dated: February 8, 2011	BY:	/s/ DAVID DEMARCO
David Demarco Chief Executive Officer